Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-226796
February 16, 2021

Seanergy Maritime Holdings Corp. Announces Pricing of $75 Million Common Share Offering Priced At-The-Market

February 16, 2021 - Glyfada, Greece - Seanergy Maritime Holdings Corp. (the “Company”) (NASDAQ: SHIP) announced today that it has entered into a securities purchase agreement with certain unaffiliated institutional investors to purchase approximately 44,150,000 of its common shares (the “Common Shares”) at a price of $1.70 per share, for aggregate gross proceeds of approximately $75.0 million, in a registered direct offering priced at-the-market under Nasdaq rules.

Stamatis Tsantanis, the Company’s Chairman & Chief Executive Officer, stated:

“The pricing of our offering will underpin our strategic aims of sustainable fleet growth and continued balance sheet deleveraging.  The proceeds of this highly accretive transaction shall further enhance our liquidity allowing us to pursue potential additional acquisitions at what we believe to be favorable timing in the market cycle.

We strongly believe that our segment represents the best fundamentals in the dry bulk industry and Seanergy is in a strong position to capture the rising market momentum.”

Maxim Group LLC is acting as sole placement agent for the offering.

The registered direct offering is expected to close on or about February 19, 2021, subject to the satisfaction of customary closing conditions.

The Company has filed a registration statement on Form F-3 (File No. 333-226796) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the registered direct offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained for free at the SEC’s website at www.sec.gov or by contacting Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

About Seanergy Maritime Holdings Corp.

Seanergy Maritime Holdings Corp. is the only pure-play Capesize ship-owner publicly listed in the US. Seanergy provides marine dry bulk transportation services through a fleet of 12 Capesize vessels with an average age of about 12.2 years and aggregate cargo carrying capacity of approximately 2,103,042 dwt. The Company is incorporated in the Marshall Islands and has executive offices in Glyfada, Greece. The Company’s common shares trade on the Nasdaq Capital Market under the symbol “SHIP”, its Class A warrants under “SHIPW” and its Class B warrants under “SHIPZ”.

Please visit our company website at: www.seanergymaritime.com

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s operating or financial results; the Company’s liquidity, including its ability to service its indebtedness; competitive factors in the market in which the Company operates; shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the SEC, including the Registration Statement and its most recent annual report on Form 20-F. The Company’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based

For further information please contact:

Capital Link, Inc. Daniela Guerrero 230 Park Avenue Suite 1536 New York, NY 10169 Tel: (212) 661-7566 E-mail: seanergy@capitallink.com